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                                                                   EXHIBIT 10.39

May 28 , 1997

Muzak Limited Partnership/William Boyd Employment Agreement

In accordance with our discussions, this revised letter outlines the terms of my employment at Muzak Limited Partnership ("the Company") on terms more fully described below:

1. Title/Responsibility. Chief Executive Officer and Chairman of the Company's Board of Directors during my employment. I will report to the Board of Directors and will spend my full-time with responsibility for all aspects of the Company's operations with the primary goal of maximizing shareholder value;

2. Base Salary. My base salary will be $300,000.00 annually; salary to be reviewed annually;

3. Bonus. The Company will establish a bonus plan for all senior employees. My annual bonus potential will be up to $150,000.00 payable at the end of each fiscal year based on the achievement of certain goals to be mutually agreed upon; year one, $20 million; year two, $23 million; year three, $26 million. All of these numbers shall be based upon accounting principals which were in effect at Muzak at January 1, 1997 and shall be exclusive of all severance and extraordinary costs;

4. Contract Term. The contract will have a four-year term commencing on May 21, 1997. In the fourth year, at my discretion, the role can be limited to Chairman of the Board which would require a commensurate reduction in salary;

5. Stock Options. I will receive options to acquire 1,000,000 partnership units of the company at a price per unit equal to $2.33 per share. 400,000 units of these options stay will be subject to vesting in equal annual amounts over a three-year period; 300,000 of these units will be subject to the same vesting but will be earned upon the Company's achieving $22 million of EBITDA within three years. Options on the final 300,000 of these units will be subject to the same vesting but will be earned upon the Company's achieving $25 million of EBITDA within three years. The vesting period will be accelerated upon a "change of control." Calculation of the EBITDA levels shall be comparable to these under item No. 3;

6. Non Competition Agreement. The contract will contain a covenant by me not to compete with the Company or to hire any of its employees for a period of two years after any termination event;

7. Personal Investment. As we discussed, I will make a personal investment of $200,000 for partnership interests at 2.33 per unit;

8. Board Membership Expense Reimbursement. I will be reimbursed for Board membership and meetings' expenses per previous agreement. All stock and stock options associated with Board membership shall continue; and

9. Benefits. I will be entitled to participate in all of the Company's employee benefit plans. Additionally, if I believe the current plans should be changed or improved, the Board will work with me to establish guidelines for approval of such changes.

I very much look forward to the opportunity to lead Muzak, and I am confident I will have a significant, positive impact on the company.

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